News Release
For Release July 16, 2014
9:00 A.M.

Contact: (803) 951- 2265
Joseph G. Sawyer, EVP & Chief Financial Officer or
Robin D. Brown, EVP & Director of Marketing

First Community Corporation Announces Second Quarter Results and Cash Dividend

Highlights

•	Core net income (excluding securities gains/losses, merger expenses, and loss on early extinguishment of debt) estimated to be $1,206,000 as compared to $1,166,000 in the prior quarter
•	Post-merger regulatory capital ratios remain strong at 10.10% (Tier 1 Leverage) and 16.61% (Total Capital) along with Tangible Common Equity / Tangible Assets (TCE/TA) ratio of 8.39%
•	Non-performing assets (NPAs) stable at 1.41%
•	Cash dividend of $0.06 per common share, which is the 50th consecutive quarter of cash dividends paid to common shareholders
•	Announced Purchase and Assumption Agreement of approximately $43 million in deposits and $9 million in loans in downtown Columbia

Lexington, SC – July 16, 2014 Today, First Community Corporation (Nasdaq: FCCO), the holding company for First Community Bank, reported net income for the second quarter of 2014. Net income for the second quarter of 2014 was $1.201 million as compared to $1.203 million in the second quarter of 2013. Diluted earnings per common share were $0.18 for the second quarter of 2014 as compared to $0.23 for the second quarter of 2013.

Year-to-date 2014 net income was $2.063 million compared to $2.241 million during the first six months of 2013. Diluted earnings per share for the first half of 2014 were $0.32, compared to $0.42 during the same time period in 2013. The six month results for 2014 include merger and acquisition related expenses of $435 thousand.

As previously announced on June 9, 2014, the company opened an office in downtown Columbia located at 1213 Lady Street, near Main Street. In addition to the banking office on the first floor, the bank’s financial planning team, First Community Financial Consultants, has relocated to the second floor of this building.

Additionally, on June 23, 2014, the company announced the signing of a Purchase and Assumption Agreement to acquire approximately $43 million in deposits and $9 million in loans from First South Bank. This represents all of the deposits and a portion of the loans at First South’s Columbia banking office located at 1333 Main Street. The company is paying a premium of $800,000; which may be adjusted based on actual account balances at closing date.

Mike Crapps, First Community President and CEO, commented, “The acquired deposits and loans will be serviced in our new downtown Columbia location, which will be extremely convenient for our new customers. Additionally, this accelerates profitability for our new office from the typical two to three year period of time to being profitable immediately upon closing. We look forward to completing this transaction in the late third quarter.”

Cash Dividend and Capital

The Board of Directors has approved a cash dividend for the second quarter of 2014. The company will pay a $0.06 per share dividend to holders of the company’s common stock. This dividend is payable August 8, 2014 to shareholders of record as of July 28, 2014. Mr. Crapps commented, “Our entire board is pleased that our performance enables the company to continue its cash dividend for the 50th consecutive quarter.”

Each of the regulatory capital ratios (Leverage, Tier I Risk Based and Total Risk Based) exceed the well capitalized minimum levels currently required by regulatory statute. At June 30, 2014, the company’s regulatory capital ratios (Leverage, Tier I Risk Based and Total Risk Based) were 10.10%, 15.79%, and 16.61%, respectively. This compares to the same ratios as of June 30, 2013, of 10.61%, 17.51%, and 18.68%, respectively. Additionally, the regulatory capital ratios for the company’s wholly owned subsidiary, First Community Bank, were 9.56%, 14.97%, and 15.79% respectively as of June 30, 2014. Further, the company’s ratio of tangible common equity to tangible assets was 8.39% as of June 30, 2014.

Asset Quality

The non-performing assets ratio remained relatively stable at 1.41% of total assets, as compared to the prior quarter ratio of 1.40%. The nominal level of non-performing assets decreased slightly to $11.109 million from $11.137 million at the end of the prior quarter.

Trouble debt restructurings, that are still accruing interest, declined slightly during the quarter to $560 thousand from $568 thousand. Loans past due 30-89 days were $2.3 million (0.53% of loans) this quarter.

Net loan charge-offs for the quarter were $495 thousand (0.44% annualized ratio) as compared to the 2014 first quarter total of $208 thousand (0.20% annualized ratio). The increase in net loan charge-offs is due to the write down of a $2.3 million loan placed on non-accrual in the first quarter of this year. This write down was in the amount of $502 thousand and was based on an updated appraisal received during the second quarter. Mr. Crapps commented, “While we continue to receive payments, this is appropriate recognition of the current status of this particular loan. Absent this one event, we would have experienced a net recovery this quarter.”

The ratio of classified loans plus OREO now stands at 24.33% of total regulatory risk-based capital as of June 30, 2014.

Balance Sheet

(Numbers in millions)
	Quarter ending	Quarter ending	Quarter ending	3 Month	3 Month
	6/30/14	3/31/14	12/31/13	$ Variance	% Variance
Assets
Investments	$250.8	$255.5	$227.0	($4.7)	(1.8%)
Loans	444.7	443.9	347.6	0.8	0.2%

Liabilities
Total Pure Deposits	$496.2	$505.7	$363.2	($9.5)	(1.9%)
Certificates of Deposit	143.9	148.8	133.9	(4.9)	(3.3%)
Total Deposits	$640.1	$654.5	$497.1	($14.4)	(2.2%)

Customer Cash Management	$16.4	$19.5	$18.6	($3.1)	(15.9%)
FHLB Advances	37.9	34.3	43.3	3.6	10.5%

Total Funding	$694.4	$708.3	$559.0	($13.9)	(2.0%)
Cost of Funds*	0.51%	0.55%	0.60%		(4 bps)
(*including demand deposits)
Cost of Deposits	0.28%	0.30%	0.31%		(2 bps)

Mr. Crapps commented, “We experienced some anticipated decrease in our pure deposit base, as our customers utilized their cash to fund certain projects. We were pleased with the continued reduction in our cost of deposits to 0.28% for this quarter. The loan portfolio was relatively flat. Actual loan production was higher than the first quarter, but not sufficient to overcome the loan payments and loan payoff headwind.”

Revenue

Net Interest Income/Net Interest Margin

The net interest margin, on a non-tax equivalent basis, was unchanged from the prior quarter at 3.32%. Due to certain portfolio adjustments, the tax equivalent net interest margin declined 2 basis points to 3.38% in the second quarter. Net interest income increased significantly on a linked quarter basis due to the effect of the full quarter impact of the merger with Savannah River Financial Corporation, which closed on February 1, 2014.

Non-Interest Income

Non-interest income, adjusted for securities gains and losses, was relatively stable on a linked quarter basis. The mortgage line of business improved slightly with production of $21.0 million, as compared to $19.3 million in the prior quarter. This increase in production along with higher yields (3.34% in the second quarter as compared to 3.21% in the first quarter) resulted in revenues increasing by 13.4% on a linked quarter basis to $702 thousand. Mr. Crapps commented, “We are focused on even greater success in this important line of business. Under the leadership of our new Director of Mortgage Banking, Jan Hadder-Jones, we are consolidating our two mortgage banking units into one brand, First Community Bank Mortgage. As we move to accomplish this on September 1, 2014, we are making all of the decisions based on the goals of being customer centric, continuing the appropriate risk management and compliance practices, and optimizing the efficiency of our processes. We are now positioned to build out this line of business with experienced and highly productive mortgage bankers. In fact, recently an additional mortgage banker joined our team in the Augusta market.”

Non-Interest Expense

Non-interest expense decreased by $241 thousand on a linked quarter basis to $5.785 million. This decrease is primarily the result of a decrease in merger expenses, partially offset by miscellaneous expenses impacted by the effect of the full quarter impact of the merger with Savannah River Financial Corporation, which closed on February 1, 2014.

First Community Corporation stock trades on the NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the Midlands of South Carolina. First Community Bank operates fourteen banking offices located in the Midlands, Aiken, and Augusta, Georgia in addition to First Community Financial Consultants, a financial planning/investment advisory division and Palmetto South Mortgage, a separate mortgage division.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans, goals, projections and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

###

FIRST COMMUNITY CORPORATION

INCOME STATEMENT DATA

(Dollars in thousands, except per share data)

	Three months ended		Three months ended		Six months ended
	June 30,		March 31,		June 30,
	2014	2013	2014	2013	2014	2013

Interest Income	$6,849	$5,370	$6,403	$5,283	$13,252	$10,653
Interest Expense	902	947	907	1,004	1,809	1,951
Net Interest Income	5,947	4,423	5,496	4,279	11,443	8,702
Provision for Loan Losses	400	100	150	150	550	250
Net Interest Income After Provision	5,547	4,323	5,346	4,129	10,893	8,452
Non-interest Income:
Deposit service charges	379	367	366	361	745	728
Mortgage banking income	702	1,183	619	1,015	1,321	2,198
Investment advisory fees and non-deposit commissions	198	218	257	198	455	416
Gain (loss) on sale of securities	78	133	8	15	86	148
Gain (loss) on sale of other assets	(24)	32	12	(2)	(12)	30
Loss on early extinquishment of debt	(67)	(141)	—	—	(67)	(141)
Other	633	503	613	496	1,246	999
Total non-interest income	1,899	2,295	1,875	2,083	3,774	4,378
Non-interest Expense:
Salaries and employee benefits	3,272	2,994	3,424	2,992	6,696	5,986
Occupancy	465	334	413	346	878	680
Equipment	375	314	339	283	714	597
Marketing and public relations	212	112	161	93	373	205
FDIC assessment	131	102	124	99	255	201
Other real estate expenses	117	115	138	112	255	206
Amortization of intangibles	63	45	42	51	105	96
Merger and acquisition expenses	15	—	420	—	435	—
Other	1,135	939	965	831	2,100	1,791
Total non-interest expense	5,785	4,955	6,026	4,807	11,811	9,762
Income before taxes	1,661	1,663	1,195	1,405	2,856	3,068
Income tax expense	460	460	333	367	793	827
Net Income	$1,201	$1,203	$862	$1,038	$2,063	$2,241

Per share data:
Net income, basic	$0.18	$0.23	$0.14	$0.20	$0.32	$0.42
Net income, diluted	$0.18	$0.23	$0.14	$0.20	$0.32	$0.42

Average number of shares outstanding - basic	6,654,359	5,291,828	6,168,949	5,255,525	6,412,995	5,273,777
Average number of shares outstanding - diluted	6,719,110	5,311,194	6,228,512	5,292,000	6,477,537	5,330,011
Shares outstanding period end	6,656,139	5,293,116	6,652,189	5,290,452	6,656,139	5,293,116
	—	—			—	—
Return on average assets	0.61%	0.77%	0.48%	0.69%	0.55%	0.73%
Return on average common equity:	6.88%	8.75%	5.49%	7.72%	6.22%	8.24%
Return on average common tangible equity:	7.54%	8.88%	5.89%	7.82%	6.73%	8.28%
Net Interest Margin (non taxable equivalent)	3.32%	3.03%	3.32%	3.09%	3.32%	3.06%
Net Interest Margin (taxable equivalent)	3.38%	3.11%	3.40%	3.15%	3.39%	3.13%

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA

(Dollars in thousands, except per share data)

	June 30	December 31	June 30
	2014	2013	2013

Total Assets	$786,687	$633,309	$633,185
Other short-term investments (1)	14,741	5,927	14,560
Investment Securities	250,775	227,029	225,915
Loans held for sale	2,990	3,790	5,789
Loans	444,670	347,597	341,089
Allowance for Loan Losses	4,066	4,219	4,439
Goodwill	4,390	571	571
Other Intangibles	1,077	—	65
Total Deposits	640,057	497,071	509,619
Securities Sold Under Agreements to Repurchase	16,374	18,634	15,650
Federal Home Loan Bank Advances	37,916	43,325	34,335
Junior Subordinated Debt	15,464	15,464	15,464
Shareholders’ equity	70,992	52,671	52,828

Book Value Per Common Share	$10.67	$9.93	$9.98
Tangible Book Value Per Common Share	$9.84	$9.83	$9.86
Tangible Book Value per common share (excluding AOCI)	$9.79	$10.30	$10.03
Equity to Assets	9.02%	8.32%	8.34%
Tangible common equity to tangible assets	8.39%	8.23%	8.25%
Loan to Deposit Ratio	69.94%	70.69%	69.46%
Allowance for Loan Losses/Loans	0.91%	1.21%	1.30%
Allowance for Loan Losses plus credit mark/Loans	1.31%	1.21%	1.30%

(1) Includes federal funds sold, securities sold under agreements to resell and interest-bearing deposits

Regulatory Ratios:	June 30,	December 31,	June 30,
	2014	2013	2013

Leverage Ratio	10.10%	10.77%	10.61%
Tier 1 Capital Ratio	15.79%	17.60%	17.51%
Total Capital Ratio	16.61%	18.68%	18.68%
Tier 1 Regulatory Capital	$78,825	$68,756	$66,130
Total Regulatory Capital	$82,891	$72,975	$70,569

Average Balances:	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013

Average Total Assets	$787,066	$628,330	$760,048	$617,273
Average Loans	444,060	344,009	430,000	340,983
Average Earning Assets	719,104	585,174	695,472	573,615
Average Deposits	638,915	498,720	612,599	487,768
Average Other Borrowings	72,770	69,455	75,090	69,466
Average Shareholders’ Equity	70,035	55,162	66,847	54,844

Asset Quality:	June 30,	March 31,	December 31,
	2014	2014	2013
Loan Risk Rating by Category (End of Period)
Special Mention	$11,274	$13,891	$10,708
Substandard	15,795	15,358	10,609
Doubtful	—	—	—
Pass	417,601	414,619	326,280
	$444,670	$443,868	$347,597

	June 30,	March 31,	December 31,
	2014	2014	2013

Nonperforming Assets:
Non-accrual loans	$7,647	$7,865	$5,406
Other real estate owned	3,302	3,147	3,370
Accruing loans past due 90 days or more	160	125	1
Total nonperforming assets	$11,109	$11,137	$8,777
Accruing trouble debt restructurings	$560	$568	$576

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
Loans charged-off	$504	$200	$726	$505
Overdrafts charged-off	10	9	18	18
Loan recoveries	(15)	(12)	(34)	(86)
Overdraft recoveries	(4)	(2)	(7)	(5)
Net Charge-offs	$495	$195	$703	$432
Net charge-offs to average loans	0.11%	0.05%	0.16%	0.13%

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and Rates on Average Interest-Bearing Liabilities

	Three months ended June 30, 2014			Three months ended June 30, 2013
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$444,060	$5,582	5.04%	$344,009	$4,462	5.20%
Securities:	261,673	1,243	1.91%	229,845	891	1.55%
Federal funds sold and securities purchased	13,371	24	0.72%	11,320	17	0.60%
Total earning assets	719,104	6,849	3.82%	585,174	5,370	3.68%
Cash and due from banks	10,454			8,403
Premises and equipment	28,720			17,230
Other assets	32,810			22,050
Allowance for loan losses	(4,022)			(4,527)
Total assets	$787,066			$628,330

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$135,875	$46	0.14%	$101,247	$29	0.11%
Money market accounts	145,973	85	0.23%	76,272	44	0.23%
Savings deposits	50,593	15	0.12%	46,355	13	0.11%
Time deposits	174,712	282	0.65%	173,879	371	0.86%
Other borrowings	72,770	474	2.61%	69,455	490	2.83%
Total interest-bearing liabilities	579,923	902	0.62%	467,208	947	0.81%
Demand deposits	131,762			100,967
Other liabilities	5,346			4,993
Shareholders’ equity	70,035			55,162
Total liabilities and shareholders’ equity	$787,066			$628,330

Cost of funds, including demand deposits			0.51%			0.67%
Net interest spread			3.20%			2.87%
Net interest income/margin		$5,947	3.32%		$4,423	3.03%
Net interest income/margin FTE basis		$6,066	3.38%		$4,532	3.11%

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and Rates on Average Interest-Bearing Liabilities

	Six months ended June 30, 2014			Six months ended June 30, 2013
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$430,000	$10,662	5.00%	$340,983	$8,823	5.22%
Securities:	248,394	2,543	2.06%	219,084	1,798	1.65%
Federal funds sold and securities purchased under agreements to resell	17,078	47	0.55%	13,548	32	0.48%
Total earning assets	695,472	13,252	3.84%	573,615	10,653	3.75%
Cash and due from banks	10,189			8,570
Premises and equipment	26,843			17,226
Other assets	31,671			22,458
Allowance for loan losses	(4,127)			(4,596)
Total assets	$760,048			$617,273
Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$129,981	84	0.13%	$91,056	58	0.13%
Money market accounts	131,232	151	0.23%	75,869	79	0.21%
Savings deposits	50,393	29	0.12%	44,485	24	0.11%
Time deposits	174,553	593	0.69%	177,972	809	0.92%
Other borrowings	75,090	952	2.56%	69,466	981	2.85%
Total interest-bearing liabilities	561,249	1,809	0.65%	458,848	1,951	0.86%
Demand deposits	126,440			98,386
Other liabilities	5,512			5,195
Shareholders’ equity	66,847			54,844
Total liabilities and shareholders’ equity	$760,048			$617,273

Cost of funds, including demand deposits			0.53%			0.71%
Net interest spread			3.19%			2.89%
Net interest income/margin		$11,443	3.32%		$8,702	3.06%
Net interest income/margin FTE basis		$11,698	3.39%		$8,904	3.13%